Exhibit 99.1

Nevro Reports First Quarter 2020 Financial Results

REDWOOD CITY, Calif., May 5, 2020 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today announced its financial results for the first quarter ended March 31, 2020.

Worldwide revenue for the first quarter of 2020 was $87.5 million, a 6% increase compared to $82.1 million in the prior year period, which was slightly higher than the Company’s preannounced preliminary unaudited revenue range as of April 1, 2020. First quarter 2020 revenue was negatively impacted by a rapid deceleration in March 2020 due to COVID-19 shelter-in-place policies and restrictions on elective surgical procedures around the world.  Worldwide cases totaling approximately $20 million were cancelled due to COVID-19 during the first quarter of 2020, of which approximately $17 million were in the U.S. and approximately $3 million were international.

U.S. revenue was $75.3 million, a 14% increase compared to $65.8 million in the prior year period. Year-over-year U.S. trial growth was 7% and permanent implant growth was 12% during the first quarter of 2020.

International revenue was $12.2 million, a 26% decrease as-reported, or a 23% decrease on a constant currency basis, compared to $16.3 million in the prior year period. The decrease in international revenue was primarily due to the impact of COVID-19 related government restrictions on elective procedures implemented in Europe and Australia during the latter half of the first quarter.

“Through February, Nevro’s performance was trending above our expectations with U.S. trials and permanent implants growing at 20% and 29%, respectively, over the prior year.  We experienced a significant decline in both trials and permanent implants of our products in March with the impact of the COVID-19 pandemic,” said D. Keith Grossman, Chairman, CEO and President of Nevro.  “Our highest priority now is to support the health and safety of our customers, patients and employees.  We continue to support our customers as they prepare for the return of procedural volumes, in accordance with public health and safety guidelines, to help the growing number of patients who suffer from chronic debilitating pain.”

Gross profit for the first quarter of 2020 was $60.5 million, a 14% increase compared to $53.2 million in the prior year period. Gross margin was 69.2% in the first quarter compared to 64.8% in the prior year period.

Page | 1

Operating expenses for the first quarter of 2020 were $83.6 million, a 12% decrease compared to $95.5 million in the prior year period. The year-over-year decrease in operating expenses was primarily related to higher costs associated with shareholder activism and the management change in the prior year period.  Legal expenses associated with patent litigation were $2.1 million for the first quarter of 2020, compared to $1.3 million in the prior year period.

Net loss from operations for the first quarter of 2020 was $23.1 million, a 45% improvement compared to a loss of $42.3 million in the prior year period.  Adjusted EBITDA for the first quarter of 2020 was negative $11.0 million, a 62% improvement compared to negative $28.7 million in the prior year period. Adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization. Please see financial tables for GAAP to Non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $247.5 million as of March 31, 2020. Net cash increased during the first quarter of 2020 by $9.7 million. On April 1, 2020, the Company issued convertible senior notes and concurrently completed an underwritten public offering of its common stock, resulting in total cash proceeds of $313.5 million, net of underwriting fees and expenses.

Intellectual Property Litigation Update

During the first quarter of 2020, the Company announced positive developments with respect to its intellectual property litigations.  On February 28, 2020, the Company announced the settlement of its patent infringement lawsuit against Stimwave Technologies, Inc.  As a result, Stimwave has agreed to cease commercialization of all high frequency spinal cord stimulation systems worldwide.

On April 9, 2020, Nevro announced that it had prevailed in its appeal of the district court’s July 2018 ruling in Nevro’s offensive litigation against Boston Scientific in the Northern District of California, wherein the Federal Circuit reversed the district court's indefiniteness rulings, reinstating Nevro's asserted system patents, and also upheld the Company’s method patents for delivering SCS therapy at high frequencies.

Both of these developments represent the strength of our intellectual property portfolio and our commitment to protect our investment in and mission to support high frequency SCS therapy.

2020 Financial Guidance

Due to the rapidly evolving environment and continued uncertainties resulting from the impact of COVID-19, Nevro withdrew its previously announced annual guidance for 2020 on April 1, 2020.  Due to the uncertain scope and duration of the pandemic, and the timing of global economic recovery, the Company cannot, at this time, reliably estimate the future impact on its operations and financial results.

Page | 2

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (833) 968-2321 in the U.S. or (778) 560-2840 internationally, using Conference ID: 8129245.  In addition, a live webcast, as well as an archived recording, will be available on the “Investors” section of the Company’s website at: www.nevro.com.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. HF10 therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies. The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's proprietary HF10® therapy. Senza, Senza II, Senza Omnia, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company’s expectations for the return of SCS procedural volumes. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Quarterly Report on Form 10-Q that we expect to file on May 5, 2020, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Nevro’s operating results for the first quarter of 2020 are not necessarily indicative of our operating results for any future periods.

Page | 3

###

Investor Relations:

Juliet Cunningham

Vice President, Investor Relations

+1 650-433-3247

ir@nevro.com

Page | 4

Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2020	2019
	(unaudited)
Revenue	$87,467	$82,148
Cost of revenue	26,920	28,939
Gross profit	60,547	53,209
Operating expenses:
Research and development	12,212	14,135
Sales, general and administrative	71,402	81,328
Total operating expenses	83,614	95,463
Loss from operations	(23,067)	(42,254)
Other income (expense):
Interest income (expense), net	(1,562)	(1,139)
Other income (expense), net	47	(343)
Loss before income taxes	(24,582)	(43,736)
Provision for income taxes	306	340
Net loss	(24,888)	(44,076)
Changes in foreign currency translation adjustment	(829)	276
Changes in unrealized gains (losses) on short-term investments	(215)	245
Net change in other comprehensive loss	(1,044)	521
Comprehensive Loss	$(25,932)	$(43,555)
Net loss per share, basic and diluted	$(0.78)	$(1.45)
Weighted average shares used to compute net loss per share, basic and diluted	31,839,812	30,363,623

Page | 5

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$136,296	$65,373
Short-term investments	111,207	172,429
Accounts receivable, net	64,682	82,833
Inventories, net	92,983	91,579
Prepaid expenses and other current assets	8,392	9,838
Total current assets	413,560	422,052
Property and equipment, net	11,161	11,766
Operating lease assets	20,707	21,533
Other assets	13,577	13,338
Restricted cash	956	956
Total assets	$459,961	$469,645
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$19,883	$16,048
Accrued liabilities and other	41,026	54,563
Total current liabilities	60,909	70,611
Long-term debt	162,371	160,300
Long-term operating lease liabilities	19,551	20,445
Other long-term liabilities	2,050	1,937
Total liabilities	244,881	253,293
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 32,023,572 and 31,544,361 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	32	32
Additional paid-in capital	651,061	626,401
Accumulated other comprehensive loss	(1,357)	(313)
Accumulated deficit	(434,656)	(409,768)
Total stockholders’ equity	215,080	216,352
Total liabilities and stockholders’ equity	$459,961	$469,645

Page | 6

Nevro Corp.

GAAP to Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended
	March 31,
	2020	2019
	(unaudited)
GAAP Net loss	$(24,888)	$(44,076)
Non-GAAP Adjustments:
Interest (income) expense, net	1,562	1,139
Provision for income taxes	306	340
Depreciation and amortization	1,337	1,126
Stock-based compensation expense	8,489	10,402
Litigation related expenses	2,163	2,347
Adjusted EBITDA	$(11,031)	$(28,722)

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the Company’s operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the Company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the Company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income.  In calculating Adjusted EBITDA, the Company further adjusts for the following items:

Stock-based compensation expense – The Company excludes non-cash costs related to the Company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the Company.

Litigation related expenses – The Company excludes legal and professional fees associated with certain legal matters which management considers not related to the underlying operating performance of the business.

Full year guidance excludes the impact of foreign currency fluctuations.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

Page | 7